As filed with the Securities and Exchange Commission on August 4, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

USA COMPRESSION PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

75-2771546

(IRS Employer Identification No.)

111 Congress Avenue, Suite 2400

Austin, Texas 78701

(512) 473-2662

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

111 Congress Avenue, Suite 2400

Austin, Texas 78701

(512) 473-2662

Christopher W. Porter

Vice President, General Counsel and Secretary

Laura L. Strunk

Associate General Counsel and Assistant Secretary

111 Congress Avenue, Suite 2400

Austin, Texas 78701

(512) 473-2662

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos

Jon W. Daly

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

(713) 495-4522

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Units representing limited partner interests	5,000,000	$ 11.39	$ 59,950,000	$ 7,392.11(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the common units being registered hereunder include such indeterminate number of common units as may be issuable with respect to the common units being registered hereunder as a result of unit splits, unit dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit is calculated based on the average of the high and low sales prices per unit of the registrant’s common units on July 31, 2020, as reported on the New York Stock Exchange, or NYSE.

(3)

We previously paid a filing fee of $5,972.52 in connection with the registration of 4,500,000 common units in a Registration Statement on Form S-3 (Registration No. 333-211167) initially filed on May 5, 2016 (the “2016 Registration Statement”). As of the date of this Registration Statement, 1,720,167 common units remained unsold under the 2016 Registration Statement. We also previously paid a filing fee of $35,317 in connection with our registration of an indeterminate number of common units representing limited partner interests, debt securities, guarantees and other classes of units representing limited partner interests, including preferred units representing limited partner interests, having an aggregate initial offering price of $304,717,750, all of which remain unsold as of the date of filing this registration statement, in a Registration Statement on Form S-3 (Registration No. 333-217391) initially filed on April 19, 2017 (the “2017 Registration Statement”). The registrant is applying $2,283.05 of the registration fee previously paid in connection with the 2016 Registration Statement and $5,109.06 of the registration fee previously paid in connection with the 2017 Registration Statement toward the payment of this registration fee in respect of the common units registered hereunder pursuant to Rule 457(p) under the Securities Act.

PROSPECTUS

USA COMPRESSION PARTNERS, LP

Distribution Reinvestment Plan

5,000,000 Common Units Representing Limited Partner Interests

With this prospectus, we are offering participation in our Distribution Reinvestment Plan (the “Plan”) to owners of our common units. We have appointed Equiniti Trust Company d/b/a EQ Shareowner Services, as the administrator of the Plan. The Plan provides a simple and convenient means of investing in our common units.

Plan Highlights:

•	You may participate in the Plan if you currently are a holder of record of our common units or if you own our common units through your broker (by having your broker participate on your behalf).

•	Through the Plan, you may purchase additional common units by reinvesting all or a portion of the cash distributions paid on your common units.

•	We have the sole discretion to determine whether common units purchased under the Plan will come from our newly issued common units or from common units purchased on the open market.

•

The purchase price for newly issued common units will be the average of the high and low trading prices of the common units on the New York Stock Exchange (“NYSE”) for the five trading days immediately preceding the investment date. The purchase price for common units purchased on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date (as defined below). We will set a discount ranging from 0% to 5% (currently set at 0%) for units purchased pursuant to the Plan.

•	A common unitholder already enrolled in the Plan will remain a participant in the Plan (on the terms set forth in this prospectus) automatically without further action.

Your participation in the Plan is voluntary, and you may terminate your account at any time.

You should read carefully this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements.

Our common units are listed on the NYSE under the symbol “USAC.”

Investing in our common units involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider the risks relating to investing in our common units and each of the other risk factors described under “Risk Factors” on page 2 of this prospectus before enrolling in the Plan.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS AUGUST 4, 2020.

We have not authorized any person to provide you with any information or represent anything about us or the Plan. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on our website at http://www.usacompression.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate information by reference into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, a prospectus supplement, or a later filing with the SEC that is also incorporated by reference into this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than, in each case, information furnished rather than filed), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 18, 2020;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed on May 5, 2020, and for the quarter ended June 30, 2020, filed on August 4, 2020;

•	our Current Reports on Form 8-K filed on May 21, 2020 and on August 3, 2020; and

•	the description of our common units contained in the Registration Statement on Form 8-A, filed on January 10, 2013.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

USA Compression Partners, LP

111 Congress Avenue, Suite 2400

Austin, Texas 78701

(512) 473-2662

ir@usacompression.com

We have not authorized any person to provide you with any information or represent anything about us or the Plan. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. You can identify many of these statements by looking for words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” “if,” “project,” “outlook,” “will,” “could,” “should,” or similar words or the negatives thereof.

Known material factors that could cause our actual results to differ from those in these forward-looking statements are described below and in “Risk Factors” in this prospectus or the documents we incorporate by reference herein. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•

changes in the long-term supply of and demand for crude oil and natural gas, including as a result of uncertainty regarding the length of time it will take for the United States and the rest of the world to slow the spread of COVID-19 to the point where applicable authorities are comfortable continuing to ease, or declining to reinstate certain restrictions on various commercial and economic activities; such restrictions are designed to protect public health but also have the effect of significantly reducing demand for crude oil and natural gas;

•

the severity and duration of world health events, including the recent COVID-19 outbreak, related economic repercussions, actions taken by governmental authorities and other third parties in response to the pandemic and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which continues to negatively impact our business;

•

changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industries specifically, including the ability of members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) to agree on and comply with supply limitations;

•

uncertainty regarding the timing, pace and extent of an economic recovery in the United States and elsewhere, which in turn will likely affect demand for crude oil and natural gas and therefore the demand for the compression and treating services we provide and the commercial opportunities available to us;

•	the deterioration of the financial condition of our customers, which may result in the initiation of bankruptcy proceedings with respect to customers;

•	renegotiation of material terms of customer contracts;

•	competitive conditions in our industry;

•	our ability to realize the anticipated benefits of acquisitions;

•	actions taken by our customers, competitors and third-party operators;

•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, epidemics, pandemics (such as COVID-19), weather-related delays, casualty losses and other matters beyond our control;

•

operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•	the effects of existing and future laws and governmental regulations;

•	the effects of future litigation; and

•	other factors discussed in this prospectus.

If one or more of these risks or uncertainties materialize or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in Item 1A “Risk Factors” in Part I of our most recent Annual Report on Form 10-K, Item 1A “Risk Factors” in Part II of our Quarterly Report on Form 10-Q filed for the quarterly period ending after our most recent annual report and our future annual, quarterly and other reports that are incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the SEC. The risk factors and other factors included in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement.

All forward-looking statements included in this prospectus and the documents we incorporate by reference herein are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

WHO WE ARE

In this prospectus, unless the context indicates otherwise, references to “USA Compression,” “we,” “our,” “us,” “the Partnership” or like terms refer to USA Compression Partners, LP, a Delaware limited partnership, and its wholly-owned subsidiaries. References to our “general partner” refer to USA Compression GP, LLC, a Delaware limited liability company and our general partner.

We are a growth-oriented Delaware limited partnership and we believe that we are one of the largest independent providers of compression services in the United States in terms of total compression fleet horsepower. We have been providing compression services since 1998 and completed our initial public offering in January 2013. We provide compression services to our customers primarily in connection with infrastructure applications, including both allowing for the processing and transportation of natural gas through the domestic pipeline system and enhancing crude oil production through artificial lift processes. As such, our compression services play a critical role in the production, processing and transportation of both natural gas and crude oil.

We provide compression services in a number of shale plays throughout the United States, including the Utica, Marcellus, Permian Basin, Delaware Basin, Eagle Ford, Mississippi Lime, Granite Wash, Woodford, Barnett, Haynesville, Niobrara and Fayetteville shales. The demand for our services is driven by the domestic production of natural gas and crude oil; as such, we have focused our activities in areas with attractive natural gas and crude oil production growth, which are generally found in these shale and unconventional resource plays.

Our principal executive offices are located at 111 Congress Avenue, Suite 2400, Austin, TX 78701, and our telephone number is (512) 473-2662.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Information We Incorporate by Reference.”

RISK FACTORS

An investment in our common units involves a significant degree of risk. You should carefully consider the following risk factors relating to the Plan, together with all of the other information included in this prospectus before deciding to participate in the Plan. The risks relating to the Plan are not the only risks associated with an investment in our common units. For key current (i) risks inherent in our business that may have a material impact on our results of operations and financial condition, (ii) risks inherent in an investment in us related to our common units as a result of our limited partnership structure and (iii) tax risks to common unitholders, please read Item 1A “Risk Factors” in Part I of our most recent Annual Report on Form 10-K, Item 1A “Risk Factors” in Part II of our Quarterly Report on Form 10-Q filed for the quarterly period ending after our most recent annual report and our future annual, quarterly and other reports that are incorporated by reference into this prospectus, as such information may be amended or supplemented by any future filings with the SEC.

This prospectus also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including risks described in the above documents and in this prospectus. If the events or possibilities described in any of these risks were to occur, our business, financial position, results of operations or cash flows could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose all or part of your investment.

Risks Relating to the Plan

There is no price protection for your common units in the Plan.

Your investment in the common units held in the Plan will be exposed to changes in market conditions and changes in the market value of our common units. Your ability to liquidate or otherwise dispose of the common units in the Plan is subject to the terms of the Plan and the withdrawal procedures under the Plan. You may not be able to withdraw or sell your common units in the Plan in time to react to market conditions.

The purchase price for common units purchased or sold under the Plan will vary.

You will not know the price of the common units you are purchasing or selling under the Plan at the time you authorize the investment or elect to have your distributions reinvested or the sale of your common units. The price of our common units may fluctuate between the time you decide to purchase or sell common units under the Plan and the time of actual purchase or sale. As a result, you may purchase or sell common units at a price different from (more or less than) the price you anticipated.

THE PLAN

Plan Overview

The Plan offers a simple and convenient way for owners of our common units to invest all or a portion of their cash distributions in our common units. The Plan is designed for long-term investors who wish to invest and build their common unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under “Commonly Asked Questions” below.

We have appointed Equiniti Trust Company d/b/a EQ Shareowner Services, or “the Administrator,” to administer the Plan and certain administrative support will be provided to the Administrator by its designated affiliates. Together, the Administrator and its affiliates will purchase and hold common units for Plan participants, keep records, send statements and perform other duties required by the Plan.

Only registered holders of our common units can participate directly in the Plan. If you are a beneficial owner of common units in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your common units become registered in your name.

Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our common units and would like to participate in the Plan, you can enroll online by following the enrollment procedures specified on the Administrator’s website at shareowneronline.com or by completing and signing an Account Authorization Card and returning it to the Administrator. Account Authorization Cards may be obtained at any time by written request, by contacting the Administrator at the address and telephone number provided in Question 6, or online at the Administrator’s website at shareowneronline.com.

COMMONLY ASKED QUESTIONS

1. How can I participate in the Plan?

If you are a current holder of record, or registered holder, of our common units, you may participate directly in the Plan. If you own common units that are registered in someone else’s name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your common units from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your common units from such bank or broker and registering your common units in your name.

2. How do I get started?

If you are a registered holder of our common units, once you have read this prospectus, you can get started by enrolling in the Plan online by following the enrollment procedures specified on the Administrator’s website at shareowneronline.com or by completing and signing an Account Authorization Card, which you may request online, by phone or in writing (see Question 6), and returning it to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically for as long as you wish. If you own common units that are registered in someone else’s name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.

3. How are distributions reinvested?

By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional common units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a percentage of your distributions in additional common units. The Administrator will invest distributions in whole common units and fractional interests in common units on the quarterly distribution payment date (the “investment date”). No interest will be paid on funds held by the Administrator pending investment.

Full distribution reinvestment—All cash distributions payable on common units held in the Plan, along with any common units held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional common units. The participant will not receive cash distributions from our common units; instead, all distributions will be reinvested. Whole and fractional common units will be allocated to the Plan account and participants will hold their interests including fractional interests, through the Plan.

Partial distribution reinvestment by percentage—A participant may elect to reinvest a portion of the distribution and receive the remainder in cash. The percentage elected will be applied to the total common units held in the Plan, along with any common units held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of distributions will be sent by check unless the participant has elected to have those distributions deposited directly to a designated bank account.

An example of partial reinvestment by percentage: A participant has a total of 150 common units; 120 common units are held in the Plan, 15 in physical certificate form and 15 common units in book entry DRS. The participant chooses to have 50% of the total distribution reinvested. This will equate to 75 common units having distributions reinvested and 75 common units having distributions paid in cash.

If the Administrator receives your Account Authorization Card on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional common units for your Plan account. If the Account Authorization Card is received after any distribution record date, that distribution will be paid in cash and your initial distribution reinvestment will commence with the following distribution.

You may change your distribution reinvestment election at any time online at shareowneronline.com, by telephone or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.

4. When are distributions reinvested?

The investment date will be the distribution payment date for each quarter (generally, on or around the 15th calendar day of February, May, August and November). The record date for eligibility to receive distributions generally will be approximately one week before the date upon which distributions are paid. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will distribute the funds to you by check or by automatic deposit to a bank account that you designate. No interest will be paid on funds held by the Administrator pending investment.

5. What is the source and price of common units purchased under the Plan?

We have the sole discretion to determine whether common units purchased under the Plan will come from new common units issued by us or from common units purchased on the open market by the Administrator. We currently intend to satisfy reinvestments under the Plan by issuing new common units.

The price for new common units purchased with reinvested distributions will be the average of the high and low trading prices of the common units on the New York Stock Exchange—Composite Transactions for the five trading days immediately preceding the investment date, less a discount ranging from 0% to 5%. The discount is currently set at 0%; therefore, the initial purchase price for authorized but unissued common units purchased with reinvested distributions will be 100% of such average trading price. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

The purchase price for common units purchased with reinvested distributions on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

We will provide notice to you of any changes in the discount rate at least 30 days prior to the following record date.

6. Who is the Administrator of the Plan?

Equiniti Trust Company d/b/a EQ Shareowner Services, is the Administrator of the Plan. Certain administrative support may be provided to the Administrator by its designated affiliates.

Contact Information

Internet:

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered common unitholder:

1. Go to shareowneronline.com

2. Select Register then Register for Online Access

3. Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

Email:

Go to shareowneronline.com and select Contact Us.

Telephone:

1-800-468-9716 Toll-Free for U.S., Canada and U.S. Virgin Islands residents

651-450-4064 outside the United States, Canada and U.S. Virgin Islands

For other international locations, see Contact Us at shareowneronline.com for a list of international access codes.

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated common units*:

Equiniti Trust Company

P.O. Box 64874

St. Paul, MN 55164-0874

Certified and overnight delivery:

Equiniti Trust Company

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*	If sending in a certificate for deposit, refer to Question 11.
Please include a reference to USA Compression Partners, LP and this Plan in all correspondence.

7. What are the transaction costs of participating in the Plan?

Participants do not pay purchase commissions for common units purchased by the Plan, regardless of whether the common units are purchased from us or are purchased on the open market.

If a participant requests to sell common units through the Plan, the participant will pay any related administrative fees, brokerage commissions, and applicable taxes.

At the present time there is no service charge for participating in the Plan. However, we can change the fee structure for the Plan at any time. We will notify participants of any fee changes prior to the changes becoming effective.

We will pay many of the administrative costs of the Plan. The participant pays the following fees indicated below:

Certificate Issuance	Company paid
Certificate Deposit	Company paid
Investment Fees
Distribution reinvestment service fee	Company paid
Purchase commission	Company paid
Sales Fees
Batch Order service fee	$15 per transaction
Market Order service fee	$25 per transaction
Limit Order per transaction (Day/GTD/GTC) service fee	$30 per transaction
Stop Order service fee	$30 per transaction
Sale trading commission	$0.12 per unit
Direct deposit of sale proceeds	$5 per transaction
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$35 per item
Prior Year Duplicate Statements	$25 per year

8. How many common units will be purchased for my account?

If you are a registered holder of our common units and are directly participating in the Plan, the number of common units, including fractional common units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest and the price of the common units determined as provided above. Common units purchased under the Plan, including fractional interests in common units, will be credited to your account. Only whole and fractional interests in common units will be purchased. Fractional interests in common units will be computed to three decimal places.

If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of common units you purchase will be determined.

We cannot assure you that there will be sufficient common units subject to the Plan for all distributions you elect to have reinvested in the Plan. Any distributions received by the Administrator but not invested in our common units under the Plan will be paid to participants without interest.

9. What are the tax consequences of purchasing common units under the Plan?

For tax purposes, you will be treated as if you first received the full cash distribution on your common units that participate in the Plan and then purchased additional common units with the portion of such cash distributions that is subject to the Plan. As a result, your adjusted basis for tax purposes in your common units will be reduced by the full amount of the deemed cash distribution and then increased by the amount of the distributions reinvested in additional common units pursuant to the Plan. We intend to take the position that participants in the Plan do not recognize income upon the purchase of common units at a discounted purchase price under the Plan. There is a risk that the IRS could assert that you must recognize income in the amount of the discount if you purchase common units at a discounted purchase price under the Plan, or that we will determine in the future that it is necessary to allocate income to you in the amount of the discount in order to preserve the uniformity of our units.

Purchasing common units pursuant to the Plan will not affect the tax obligations associated with the common units you currently own. Participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning common units. Please read “Material U.S. Federal Income Tax Consequences” for information relevant to holders of common units generally.

10. How can I withdraw from the Plan?

If you are a registered holder of our common units, you may discontinue the reinvestment of your distributions at any time by providing notice to the Administrator. In addition, you may change your distribution election online at shareowneronline.com as described above. To be effective for a particular distribution payment, the Administrator must receive notice three days prior to the record date for that distribution to be paid out in cash. In addition, you may request that all or part of your common units be sold. When your common units are sold through the Administrator, you will receive the proceeds less a service fee and any brokerage trading fees.

If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

Generally, an owner of common units may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive enrollment and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

11. How will my common units be held under the Plan?

If you are a registered holder of our common units and you are directly participating in the Plan, the common units that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your common units against physical loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common units. Only common units held in safekeeping may be sold through the Plan.

If you own common units in certificated form, you may deposit your certificates for those common units that you own and that are registered in your name for safekeeping under the Plan with the Administrator at no cost. The Administrator will credit the common units represented by the certificates to your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common units through the Plan. Because you bear the risk of loss in sending certificates to the Administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 6 above.

A participant may elect to deposit physical certificates for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan units. The transaction will appear on the Plan account statement, and units will be held by the Plan Administrator in its name or nominee name. These units will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 4% of the current market value and requests a return receipt.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the units should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘EQ Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate units is based on the closing market price of the common units on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting units to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for common units in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional unit will be issued.

If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the common units that are purchased on your behalf under the Plan will be maintained in your account with your broker.

12. How do I sell common units held under the Plan?

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the common units are sold through the exchange on which the common units of the Partnership are traded. Depending on the number of common units to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any common units sold through the Plan cannot be guaranteed.

Participants may instruct the Administrator to sell common units under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—The Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Common units are then periodically submitted in bulk to a broker for sale on the open market. Common units will be sold no later than five business days following the Administrator’s receipt of instructions to sell common units under the Plan through a Batch Order (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of common units being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The participant’s request to sell common units in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Administrator will promptly submit the common units to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—The participant’s request to sell common units in a Day Limit Order will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (and for orders placed outside of market hours, on the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of common units being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of common units being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone)—The Administrator will promptly submit a participant’s request to sell common units in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (Please read Question 7 for details). The Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of common units (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a participant submits a request to sell all or part of the Plan common units, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell common units currently held in certificate form may send them in for deposit to the Administrator and then proceed with the sale. To sell common units through a broker of their choice, the participant may request the broker to transfer common units electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

The price of the Partnership’s common units may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

A participant in possession of material, non-public information about the Partnership may not trade in the Partnership’s common units. Unit sales by employees, affiliates and Section 16 officers must be made in compliance with the Partnership’s Insider Trading Policy.

13. How will I keep track of my investments?

If you are a registered holder of our common units and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.

If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

14. Can the Plan be suspended, modified or terminated?

We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our common units and you are directly participating in the Plan, upon our termination of the Plan, the Plan common units will be converted and held in book-entry DRS. Any fractional interests in a common unit in your Plan account will be converted to cash and remitted to you by check.

The Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole unit in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional unit, less any transaction fee and brokerage commission.

15. What would be the effect of any unit splits, unit distributions or other distributions?

Any common units we distribute as a distribution on common units (including fractional common units) that are credited to your account under the Plan, or upon any split of such common units, will be fully credited to your account. In the event of a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to common units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of common units on the next investment date.

Responsibilities Under the Plan

We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith with regards to purchasing and/or selling common units for participants and, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common units purchased under the Plan.

USE OF PROCEEDS

We do not know either the number of common units that will be purchased under the Plan or the number or prices at which common units will be sold to participants. The net proceeds we realize from sales of our common units pursuant to the Plan will be used for general partnership purposes, including the repayment of debt and the purchase and maintenance of compression units.

DESCRIPTION OF OUR COMMON UNITS

The Units

The common units represent limited partner interests in us. Holders of common units are entitled to receive partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.” We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs the terms of our common units.

Transfer Agent and Registrar

Duties. Equiniti Trust Company d/b/a EQ Shareowner Services, serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to common unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	automatically becomes bound, and is deemed to have agreed to be bound, by the terms of our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Number of Common Units

As of August 3, 2020 we had 96,858,047 common units outstanding. Our common units are traded on the NYSE under the symbol “USAC.”

HOW WE MAKE CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of available cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and anticipated credit needs);

•	comply with applicable law, our revolving credit facility or other agreements or obligations; and

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•

plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases, are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

Series A Preferred Units. Record holders of the Series A preferred units are entitled to receive cumulative quarterly distributions equal to $24.375 per Series A preferred unit and which must be paid in cash. We cannot pay any distributions on any junior securities, including any of the common units, prior to paying the quarterly distribution payable on the Series A preferred units, including any previously accrued and unpaid distributions thereon.

Common Units. Our partnership agreement requires that after the distributions with respect to the Series A preferred units are paid, any excess available cash be distributed to our common unitholders, pro rata.

Operating Surplus and Capital Surplus

General. All cash distributed will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating surplus. Operating surplus for any period consists of:

•	$36.6 million (as described below); plus

•	all of our cash receipts beginning January 18, 2013, the closing date of our initial public offering (our “IPO”), excluding cash from interim capital transactions, which include the following:

•	borrowings (including sales of debt securities) that are not working capital borrowings;

•	sales of equity interests;

•	sales or other dispositions of assets outside the ordinary course of business; and

•	capital contributions received;

provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

•

cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions paid on equity issued to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

•	all of our operating expenditures (as defined below) after the closing of our IPO; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred; less

•	any cash loss realized on disposition of an investment capital expenditure (as defined below).

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $36.6 million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

Operating expenditures is defined in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures (as defined below), provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures (as defined below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners; or

•	repurchases of equity interests except to fund obligations under employee benefit plans.

Capital surplus. Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of cash distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since January 18, 2013, the closing date of our IPO, equals the operating surplus from January 18, 2013 through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus. See “—Distributions from Capital Surplus” below.

Capital Expenditures

Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity and/or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

As described above, neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ends on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Distributions of Available Cash from Operating Surplus

Our partnership agreement requires that we make distributions or payments of available cash from operating surplus for any quarter in the following manner:

•	first, as distributions or payments with respect to the Series A preferred units (as described above under “—Distributions of Available Cash”); and

•	thereafter, to the holders of common units, pro rata.

Distributions from Capital Surplus

How distributions from capital surplus will be made. Our partnership agreement generally provides that we may not declare or pay any distribution from capital surplus, other than distributions with respect to the Series A preferred units, without the affirmative vote of the holders of at least 66 2⁄3% of the Series A preferred units. In the event a distribution from capital surplus is so approved, we may make distributions of available cash from capital surplus as if they were from operating surplus.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, to the extent our general partner owns common units or other equity securities in us, it is entitled to receive cash distributions on any such interests. Similarly, to the extent our general partner owns units that have voting rights, it is entitled to exercise its voting power with respect to such interests.

Distributions of Cash upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation; provided, that any cash or cash equivalents for distributions shall be distributed with respect to the Series A preferred units (up to the positive balance in the associated capital accounts), prior to any distribution of cash or cash equivalents with respect to our common units or other junior securities.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of Our Common Units—Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

The description of our partnership agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of our Second Amended and Restated Agreement of Limited Partnership, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 6, 2018. We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs the terms of our common units.

Organization and Duration

We were formed in 2008 as a Texas limited partnership and converted to a Delaware limited partnership in 2011. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner, in its individual capacity, has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, compressing and treating natural gas, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to unitholders. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

For a discussion of our general partner’s right to purchase common units or other partnership interests we may issue to maintain its current percentage interest if we issue additional common units or other partnership interests, please read “—Issuance of Additional Partnership Interests.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units.

In voting their common units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right, subject to certain limitations on issuing units ranking senior to, or pari passu with, the Series A preferred units without the approval of the holders of 66 2⁄3% or more of the outstanding Series A preferred units, voting separately as a class.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of unitholders. Other amendments generally require the approval of a unit majority or at least the requisite percentage of the type or class of limited partner interests materially and adversely affected by the amendment. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2⁄3% of the outstanding units (excluding Series A preferred units), voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings arising out of or relating in any way to the partnership agreement or any partnership interest, including any claims, suits or actions under or to interpret, apply or enforce:

•	the provisions of the partnership agreement;

•	the duties, obligations or liabilities among limited partners or of limited partners;

•	the rights or powers of, or restrictions on, the limited partners, the general partner or us;

•	any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, or other similar applicable statutes;

•	any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act relating to the Partnership or the partnership agreement; and

•	the federal securities laws of the U.S. or securities or antifraud laws of any governmental authority,

shall be exclusively brought in the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act is limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if a court were to determine that the right, or exercise of the right, by the limited partners as a group to take any action under the partnership agreement constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating companies may require compliance with legal requirements in the jurisdictions in which our operating companies conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating companies or otherwise, it was determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests and other equity securities that are equal in rank with or junior to our common units for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units. However, our partnership agreement does prohibit us from issuing additional partnership interests that rank senior to, or pari passu with, the Series A preferred units without the affirmative vote of 66 2⁄3% of the outstanding Series A preferred units.

Upon issuance of additional partnership interests (other than the issuance of common units upon (i) conversion of Series A preferred units and (ii) exercise of the warrants) our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Conversion of the Series A Preferred Units

Each holder of Series A preferred units may elect to convert its Series A preferred units into common units on a one-for-one basis as follows:

•	from and after April 2, 2021, 33 1⁄3% of the Series A preferred units issued on April 2, 2018 shall be convertible;

•	from and after April 2, 2022, 66 2⁄3% of the Series A preferred units issued on April 2, 2018 shall be convertible; and

•	from and after April 2, 2023, all of the Series A preferred units shall be convertible; provided, that,

•

notwithstanding the foregoing, if an ongoing default trigger (as defined under our partnership agreement) is occurring at any time, from and after the initial occurrence of such ongoing default trigger, all of the issued and outstanding Series A preferred units shall be convertible.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited amendments. No amendment may be made that would:

•

amend, alter, change, repeal or rescind, in any respect, a provision of our partnership agreement that establishes a percentage of outstanding units required to take any action, that would have the effect of reducing or increasing such voting percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirements sought to be reduced or increased;

•	enlarge the obligations of any limited partner without its consent, unless approved by a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion; or

•

have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests, unless approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

The provision of our partnership agreement preventing the amendments having the effects described in the bullets above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

In addition, no amendment may be made that is materially adverse to any of the rights, preferences and privileges of the Series A preferred units, without the approval of the holders of 66 2⁄3% of the Series A preferred units.

No unitholder approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

a)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

b)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

c)

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

d)	any amendments that our general partner determines:

•	do not adversely affect the limited partners considered as a whole (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus used in our IPO or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement;

e)	a change in our fiscal year or taxable year and related changes;

f)

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

g)

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

h)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

i)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

j)

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

k)

amendments to effect conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

l)	any other amendments substantially similar to any of the matters described above.

Opinion of counsel and unitholder approval. Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that is materially adverse to any of the rights, preferences and privileges of the Series A preferred units requires the approval of at least 66 2⁄3% of the outstanding Series A preferred units, voting separately as a class. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•

neither our partnership, our operating companies nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in-kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units (excluding Series A preferred units), voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner has the option to require the successor general partner to purchase the general partner interest of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of USA Compression GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer their common units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove USA Compression GP, LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units, subject to certain exceptions. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class (excluding Series A preferred units), our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Meetings; Voting

Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates and, with respect to the ownership of certain units, the initial purchasers of the Series A preferred units, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

•

information regarding the status of our business and our financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed, or which would be required to be filed, with the SEC pursuant to Section 13 of the Exchange Act); and

•	any other information regarding our affairs as the general partner determines in its sole discretion is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Energy Transfer LP (“ET”) and Energy Transfer Operating, L.P. (“ETO” and together with ET, “Energy Transfer”), on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of the board of directors of our general partner (the “conflicts committee”), although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee or from common unitholders. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee or from common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires Energy Transfer to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Directors of Energy Transfer have a fiduciary duty to make these decisions in the best interests of the owners of Energy Transfer, which may be contrary to our interests.

Because certain of the directors of our general partner are also directors and/or officers of Energy Transfer and its affiliates, such directors may have fiduciary duties to Energy Transfer that may cause them to pursue business strategies that disproportionately benefit Energy Transfer, or which otherwise are not in our best interests.

Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include our general partner’s limited call right, its voting rights with respect to the units it owns and its determination of whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duty. For example, our partnership agreement:

•

provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it believed that the decision was in the best interest of our partnership;

•

provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) “fair and reasonable” to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•

provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement—Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

•	the manner in which our business is operated;

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowing;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders. Please read “How We Make Cash Distributions.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our partnership agreement provides that our general partner and its affiliates may borrow funds from us or our operating companies and their operating subsidiaries.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, are the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into in the future may not be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements. Our general partner will determine, in good faith, the terms of any such transactions.

Our general partner and its affiliates have no obligation to permit us to use any of its or its affiliates’ facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of our common units.

Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

Our general partner controls the enforcement of its and its affiliates’ obligations to us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors has fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in where a conflict of interest is present be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive, or consent to conduct by, our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. Our partnership agreement and the Delaware Act also provide that our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person’s professional or expert competence.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity, an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective Plan participants and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we,” “us” or “the Partnership” are references to USA Compression Partners, LP and its subsidiaries. This section should be read in conjunction with the applicable risk factors included under the caption “Tax Risks to Common Unitholders” in Item 1A “Risk Factors” in Part I of our most recent Annual Report on Form 10-K, Item 1A “Risk Factors” in Part II of our Quarterly Report on Form 10-Q filed for the quarterly period ending after our most recent annual report and our future annual, quarterly and other reports that are incorporated by reference into this prospectus.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Sidley Austin LLP and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “—State, Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase units pursuant to this offering, who do not materially participate in the conduct of our business activities and who hold such common units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for U.S. federal income tax purposes), partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of our common units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Sidley Austin LLP with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Sidley Austin LLP has not rendered an opinion with respect to the following federal income tax issues:

•

the treatment of a unitholder whose common units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of common units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

•

whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”).

Taxation of the Partnership

Partnership Status

We are treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its common units. Please read “—Tax Consequences of Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units.”

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes, (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof and the provision of compression services to a pipeline) or the marketing of any “mineral or natural resource,” and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to our classification as a partnership for U.S. federal income tax purposes or as to the classification of our limited liability company operating subsidiaries. Instead we will rely on the opinion of Sidley Austin LLP on such matters. It is the opinion of Sidley Austin LLP that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below that:

•	we will be treated as a partnership for U.S. federal income tax purposes; and

•

each of our limited liability company operating subsidiaries, other than those that have been identified as corporations to Sidley Austin LLP, will be disregarded as entities separate from us for U.S. federal income tax purposes.

In rendering its opinion, Sidley Austin LLP has relied on factual representations made by us and our general partner, including, without limitation:

•

Neither we nor any of our limited liability company operating subsidiaries, other than those that have been identified to Sidley Austin LLP, has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Sidley Austin LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations have been true in the past, are true as of the date hereof and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress have proposed and considered substantive changes to the existing U.S. federal income tax laws that would affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) within the meaning of Section 7704 of the Code were published in the Federal Register. The Final Regulations were effective as of January 19, 2017 and apply to taxable years beginning on or after January 19, 2017. The Final Regulations generally treat income from the provision of compression services as qualifying income.

It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its common units (determined separately for each unit), and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Sidley Austin LLP that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders of the Partnership who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for U.S. federal income tax purposes. In addition, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of the Partnership for U.S. federal income tax purposes.

As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Sidley Austin LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Plan participants will be allocated taxable income and loss in the same manner as all other unitholders even if they elect to reinvest their entire cash distribution. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

A unitholder’s tax basis in its common units initially will be the amount paid or treated as paid for those common units (including any portion of a distribution from us that is reinvested pursuant to the Plan) increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in its share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its common units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease such unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its common units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its common units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of our common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of the passive income we generate may be deducted in full when a unitholder disposes of all of its common units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2020, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation or any deduction allowable for net operation losses, qualified business income or capital losses) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses (subject to certain limitations in the case of capital gains) plus a threshold amount. The current threshold amount is equal to $259,000 or $518,000 for taxpayers filing a joint return, and will be adjusted for inflation in future years. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation. This excess business loss limitation will be applied to a non-corporate unitholder after the passive activity loss limitations and may limit such unitholder’s ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations described above.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, subject to the exceptions in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act,” discussed below), our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her common units will generally be increased by the amount of any excess business interest upon a disposition of such common units.

For our 2020 taxable year, the CARES Act increases the 30% adjusted taxable income limitation to 50%, unless we elect not to apply such increase. For purposes of determining our 50% adjusted taxable income limitation, we may elect to substitute our 2020 adjusted taxable income with our 2019 adjusted taxable income, which may result in a greater business interest expense deduction. In addition, unitholders may treat 50% of any excess business interest allocated to them in 2019 as deductible in the 2020 taxable year without regard to the 2020 business interest expense limitations. The remaining 50% of such unitholder’s excess business interest is carried forward and subject to the same limitations as other taxable years.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Each unitholder is urged to consult its tax advisor to determine the consequences to it of any tax payment we make on its behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders (other than the preferred unitholders) in accordance with their percentage interests in us. In general, if we have a net loss, our items of income, gain, loss and deduction will be allocated first among our unitholders (other than the preferred unitholders) in accordance with their percentage interests in us to the extent of their positive capital accounts, second among our preferred unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, and thereafter to our general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Sidley Austin LLP, is unable to opine as to the validity of such conventions.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation.

Sidley Austin LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose common units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those common units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Sidley Austin LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its common units. A unitholder desiring to assure its status as a partner and avoid the risk of income recognition from a loan of its common units is urged to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units (without taking into account the 20% deduction for “qualified business income” discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:

•

the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

•

any gain recognized upon a disposition of our common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our common units under Section 743(b) of the Code to reflect the unit purchase price upon subsequent purchases of common units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases common units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing common units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of common units, even if inconsistent with existing Treasury Regulations, and Sidley Austin LLP has not opined on the validity of this approach. Please read “—Uniformity of Common Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of common units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s tax basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Common Units—Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year. Under a transition rule, we can also elect to apply a 50% bonus depreciation deduction instead of the 100% deduction for our first taxable year ending after September 27, 2017.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the unit sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a unit could result in a tax liability in excess of any cash received from such sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under

Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis common units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific common units sold for purposes of determining the holding period of the common units transferred. A unitholder electing to use the actual holding period of any unit transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale or exchange of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Sidley Austin LLP is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of our common units. Please read “—Tax Consequences of Unit Ownership— Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Sidley Austin LLP is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of our common units might be increased without the benefit of additional deductions.

In addition, as described above at “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of common units for purposes of making adjustments to “book” basis and related tax allocations, to ensure the uniformity of our common units, we will treat each of our common units as having the same capital account balance, regardless of the price actually paid by each purchaser of common units in the aggregated offerings. Although our counsel, Sidley Austin LLP, is unable to opine as to the validity of such an approach, we do not expect the number of affected units, or the differences between the purchase price of a common unit and the initial capital account balance assigned to the common unit, to be material.

Tax-Exempt Organizations and Other Investors

Ownership of our common units by employee benefit plans and other tax-exempt organizations, as well as by non- resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our common units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Tax-exempt unitholders with more than one unrelated trade or business (including by attribution from the Partnership to the extent it is engaged in one or more unrelated trade or business) are required to separately compute their unrelated business taxable income with respect to each unrelated trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt unitholders to utilize losses from an investment in the Partnership to offset unrelated business taxable income from another unrelated trade or business and vice versa.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of its ownership of our common units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file federal tax returns to report its share of our income, gain, loss or deduction and pay federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, all of a Non-U.S. Unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units to the extent such gain is effectively connected with a U.S. trade or business. We expect all of the gain from the sale or disposition of our common units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from future distributions to the transferee amounts that should have been withheld by the transferees but were not withheld. Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. However, pending the issuance of final regulations, the IRS has suspended the application of this withholding rule to transfers of certain publicly traded partnership interests, including transfers of our common units. If recently promulgated regulations are finalized as proposed, such regulations would provide, with respect to transfers of publicly traded interests in publicly traded partnerships effected through a broker, that the obligation to withhold is imposed on the transferor’s broker and that a partner’s “amount realized” does not include a partner’s share of a publicly traded partnership’s liabilities for purposes of determining the amount subject to withholding. However, it is not clear when such regulations will be finalized and if they will be finalized in their current form.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Sidley Austin LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code no longer requires that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (‘‘Partnership Representative’’). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on withholdable payments, including interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States (“Gross Proceeds”) on or after January 1, 2019, recently proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its common units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a non-U.S. person;

•	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of common units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any common units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on its investment in us.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections of Unitholder Taxes.”

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF HIS INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH PROSPECTIVE UNITHOLDER CONSULT, AND DEPEND UPON, ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT. SIDLEY AUSTIN LLP HAS NOT RENDERED AN OPINION ON THE STATE, LOCAL, ALTERNATIVE MINIMUM TAX OR NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN US.

INVESTMENT IN USA COMPRESSION PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, restrictions imposed by Section 4975 of the Code and/or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, collectively, “Similar Laws.” For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities, or IRAs, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the acquisition or holding of the common units will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that, with respect to the plan, are “parties in interest” under ERISA or “disqualified persons” under the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by the employee benefit plan are publicly offered securities— i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

•

the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries; or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

In light of the complexity of these rules and the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Code and other Similar Laws. The sale of common units to an employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such employee benefit plan or that such investment is appropriate for any such employee benefit plan.

PLAN OF DISTRIBUTION

Subject to the discussion below, to satisfy reinvestments under the Plan, we will distribute newly issued common units or common units purchased on the open market by the Administrator. A registered broker/dealer that is an affiliate of the Administrator will assist in the identification of common unitholders and other related services, but such affiliate will not be acting as an underwriter with respect to common units sold under the Plan. You will pay no service fees or brokerage trading fees whether common units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on common units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your common units held by the Administrator be sold, you will receive the proceeds less a service fee per transaction and any brokerage trading fees. The common units are listed on the NYSE under the symbol “USAC.”

Persons who acquire common units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units.

We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

The validity of the common units will be passed upon for us by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of USA Compression Partners, LP as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, as filed in the Form 10-K on February 18, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

SEC registration fee	$7,392.11
Printing and engraving expenses	—
Accounting fees and expenses	20,000
Legal fees and expenses	50,000
Transfer agent and registrar fees	5,000
Miscellaneous	5,000

Total	$87,392.11

Item 15.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” is incorporated herein by reference and discloses that we will generally indemnify the directors and officers of our general partner to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of USA Compression GP, LLC, our general partner, provides for the indemnification of our general partner’s directors and officers against liabilities they incur in their capacities as such. We may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our general partner’s limited liability company agreement and to provide additional procedural protections.

Item 16.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Limited Partnership of USA Compression Partners, LP (incorporated by reference to Exhibit 3.1 to Amendment No. 3 of the Partnership’s registration statement on Form S-1 (Registration No. 333-174803) filed on December 21, 2011).

4.2	Second Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP (incorporated by reference to Exhibit 3.1 to the Partnership’s Current Report on Form 8-K (File No. 00135779), filed on April 6, 2018).

*5.1	Opinion of Sidley Austin LLP as to the legality of the securities being registered.

*8.1	Opinion of Sidley Austin LLP relating to tax matters.

*23.1	Consent of Grant Thornton LLP.

*23.2	Consent of Sidley Austin LLP (contained in Exhibits 5.1 and 8.1).

*24.1	Powers of Attorney (contained on signature pages).

*	Filed herewith.

Item 17.	Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 4, 2020.

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC
its general partner

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Eric D. Long, Matthew C. Liuzzi and Christopher W. Porter, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 4, 2020.

Name	Title

/s/ Eric D. Long Eric D. Long	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Matthew C. Liuzzi Matthew C. Liuzzi	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ G. Tracy Owens G. Tracy Owens	Vice President—Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ Christopher R. Curia Christopher R. Curia	Director

/s/ Matthew S. Hartman Matthew S. Hartman	Director

Name	Title

/s/ Glenn E. Joyce Glenn E. Joyce	Director

/s/ Thomas E. Long Thomas E. Long	Director

/s/ Thomas P. Mason Thomas P. Mason	Director

/s/ Matthew S. Ramsey Matthew S. Ramsey	Director

/s/ William S. Waldheim William S. Waldheim	Director

/s/ Bradford D. Whitehurst Bradford D. Whitehurst	Director